Exhibit 23.6

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Eclipse Resources Corporation filed under the Securities Act of 1933 of (i) our reports dated April 15, 2014; April 16, 2014; April 22, 2014; and April 17, 2014, with respect to estimates of reserves and future net revenue of Eclipse Resources I, LP, as of March 31, 2014; December 31, 2013; December 31, 2012; and June 30, 2013, respectively, and (ii) our report dated April 21, 2014, with respect to estimates of reserves and future net revenue of The Oxford Oil Company, LLC, as of December 31, 2012, all of which were included in the Registration Statement on Form S-1 (File No. 333-195679) and related Prospectus of Eclipse Resources Corporation. We also hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Eclipse Resources Corporation filed under the Securities Act of 1933, as amended, to all references to our firm included in the Registration Statement on Form S-1 (File No. 333-195679) and related Prospectus of Eclipse Resources Corporation, including under the caption “Experts”.

NETHERLAND, SEWELL & ASSOCIATES, INC.

By:	/s/ C.H. (Scott) Rees III
C.H. (Scott) Rees III, P.E.
Chairman and Chief Executive Officer

Dallas, Texas

July 2, 2014

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